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                                                                       EXHIBIT 5

    [LETTERHEAD OF AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P. APPEARS HERE]



                                October 14, 1998

Prentiss Properties Trust
3890 West Northwest Highway, Suite 400
Dallas, Texas  75220

        Re:     Prentiss Properties Trust
                Post-Effective Amendment to S-3

Ladies and Gentlemen:

        We have acted as counsel to Prentiss Properties Trust, a Maryland real estate investment trust (the "Company"), in connection with Post-Effective Amendment No. 1 to Form S-3 (the "Registration Statement"), filed by the Company under the Securities Act of 1933, as amended, relating to the sale from time to time of (i) up to an aggregate of 1,100,000 common shares of beneficial interest, par value $0.01 per share (the "Common Shares") that were issued to UBS AG, London Branch, acting through its agent Warburg Dillon Read LLC ("UBS-LB") on February 2, 1998, (ii) up to an aggregate of 500,000 Common Shares issuable from time to time by the Company to UBS-LB, and (iii) up to an aggregate of 4,425,938 Common Shares to be offered from time to time by certain Selling Shareholders, in each case as described in the Registration Statement.

        We have, as counsel, examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

        In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. In addition, we have assumed that the Common Shares have been or will be issued for at least the par value thereof. As to all questions of fact material to this opinion that
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Prentiss Properties Trust
October 14, 1998
Page 2

have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

        Based upon such examination and representations, we advise you that, in our opinion the Common Shares have been duly authorized and are validly issued, fully paid and nonassessable.

        In rendering the foregoing opinion, we have relied solely upon the opinion of Ballard Spahr Andrews and Ingersoll, LLP with respect to matters of Maryland law, and our opinion is subject to the same assumptions, qualifications and limitations as those set forth in their opinion.

        We consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5 to the Registration Statement and the reference to this firm under the caption "Legal Matters" in the Prospectuses contained therein.

        This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

                                       Very truly yours,



                                       AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.